Exhibit (a)(5)(a)

FOR IMMEDIATE RELEASE

Global Sources Press Contact in Asia:	Global Sources Investor Contact in Asia:

Camellia So	Investor Relations Department

Tel: (852) 2555-5021	Tel: (852) 2555-4777

e-mail: cso@globalsources.com	e-mail: investor@globalsources.com

Global Sources Press Contact in U.S.:	Global Sources Investor Contact in U.S.:

James W.W. Strachan	Kirsten Chapman & Timothy Dien

Tel: (1 480) 664 8309	Lippert/Heilshorn & Associates, Inc.

e-mail: strachan@globalsources.com	Tel: (1 415) 433-3777 e-mail: tdien@lhai.com

Global Sources Announces Tender Offer

HONG KONG, Nov. 13, 2008 – Global Sources Ltd. (NASDAQ: GSOL) today announced that it intends to commence an issuer tender offer before the end of November 2008, with expected completion before the end of December 2008, for 6.25 million shares, or approximately 13.4% of its outstanding common shares as of Sept. 30, 2008, at a purchase price of $8.00 per share in cash. As of Sept. 30, 2008, Global Sources had total cash, cash equivalents and available-for-sale securities of approximately $183 million.

The offer will afford tendering shareholders liquidity for some or all of their shares and will permit them to have their shares repurchased at a 34.9% premium over the closing price per share of $5.93 on Nov. 12, 2008, the last full trading day before the date of this announcement. Shareholders who elect not to tender their shares in the offer will increase their relative percentage ownership in Global Sources following completion of the offer. Global Sources has been informed that its Directors and Officers who own shares can be expected to tender their shares in the offer. Such Directors and Officers beneficially owned approximately 63.7% of Global Sources outstanding common shares as of April 30, 2008, as indicated in its last Form 20-F filed on June 25, 2008.

THIS PRESS RELEASE CONSTITUTES NEITHER AN OFFER TO BUY NOR THE SOLICITATION OF AN OFFER TO SELL SHARES. THE SOLICITATION AND THE OFFER TO BUY GLOBAL SOURCES’ COMMON SHARES WILL ONLY BE MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS THAT GLOBAL SOURCES WILL BEGIN MAILING TO ITS SHAREHOLDERS BEFORE THE END OF NOVEMBER 2008. SHAREHOLDERS SHOULD READ THESE MATERIALS CAREFULLY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING VARIOUS TERMS AND CONDITIONS OF THE OFFER. SHAREHOLDERS WILL BE ABLE TO OBTAIN FOR FREE THE OFFER TO PURCHASE AND OTHER FILED DOCUMENTS AT THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. ONCE AVAILABLE, THESE DOCUMENTS MAY ALSO BE OBTAINED FOR FREE IN THE INVESTOR

RELATIONS SECTION OF GLOBAL SOURCES’ WEBSITE AT HTTP://WWW.GLOBALSOURCES.COM.

About Global Sources

Global Sources is a leading business-to-business media company and a primary facilitator of trade with Greater China. The core business uses English-language media to facilitate trade from Greater China to the world. The other business segment utilizes Chinese-language media to enable companies to sell to, and within Greater China.

The company provides sourcing information to volume buyers and integrated marketing services to suppliers. It helps a community of over 753,000 active buyers source more profitably from complex overseas supply markets. With the goal of providing the most effective ways possible to advertise, market and sell, Global Sources enables suppliers to sell to hard-to-reach buyers in over 230 countries.

The company offers the most extensive range of media and export marketing services in the industries it serves. It delivers information on 4.3 million products and more than 196,000 suppliers annually through 14 online marketplaces, 13 monthly magazines, over 100 sourcing research reports and 9 specialized trade shows which run 27 times a year across eight cities.

Suppliers receive more than 43 million sales leads annually from buyers through Global Sources Online (http://www.globalsources.com) alone.

Global Sources has been facilitating global trade for 37 years. Global Sources' network covers more than 69 cities worldwide. In mainland China, Global Sources has over 2,800 team members in more than 44 locations, and a community of over 1 million registered online users and magazine readers for Chinese-language media.

Safe Harbor Statement

This news release may contain forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933, as amended and Section 21-E of the Securities Exchange Act of 1934, as amended. The company's actual results could differ materially from those set forth in the forward-looking statements as a result of the risks associated with the company's business, changes in general economic conditions, and changes in the assumptions used in making such forward-looking statements.